EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77K:
  Changes in Registrant's certifying accountant

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and shareholders of Hillview Investment II:

In planning and performing our audit of the financial statements of Hillview Investment Trust II (the "Funds") for the year ended June 30, 2004 (on which we have issued our report dated August 16, 2004), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public
Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of June 30, 2004.

This report is intended solely for the information and use of management, the Trustees and Shareholders of Hillview
Investment Trust II, and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
August 16, 2004



EXHIBIT B:
Sub-Item 77K:  Changes in registrant's certifying accountants

PricewaterhouseCoopers LLP ("PwC"), the independent auditors to Hillview Investment Trust II (the "Registrant") informed the Registrant that it would withdraw from the position of independent auditors to the Registrant, effective March 8, 2004.

PwC's reports on the Registrant's financial statements for the two most recent fiscal years contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's two most recent fiscal years and through March 8, 2004 (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Registrant's financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Registrant has requested that
PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated August 26, 2004, is filed as an Exhibit to this Form N-SAR.

On May 18, 2004, the Registrant by action and upon the recommendation of its Audit Committee engaged Deloitte & Touche LLP as the independent auditors to audit the Registrant's financial statements for the fiscal year ending June 30, 2004. During the Registrant's two most recent fiscal years and through March 8, 2004, neither the Registrant, its portfolios nor anyone on their behalf has consulted Deloitte & Touche LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(v) of said Item 304).



EXHIBIT C:
PricewaterhouseCoopers LLP
Two Commerce Square, Suite 1700
2001 Market Street
Philadelphia, PA 19103

August 26, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

		We have read the statements made by Hillview
Investment Trust II (the "Registrant"), a copy of which is attached and which we understand will be filed with the Securities and Exchange Commission pursuant to Sub-Item 77K of the Registrant's Form N-SAR for the year ended June 30, 2004.
We agree with the statements concerning our Firm in such Form N-SAR.

Sincerely yours,

/s/PricewaterhouseCoopers LLP